UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2015

UV FLU TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53306	46-5559864
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 150 Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 831-2428

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.

Unregistered Sales of Equity Securities.

On December 16, 2015, UV Flu Technologies, Inc. (the “Company”) converted $81,500 of debt (consisting of principal and interest payments) into 4,672,131 shares of restricted common stock of the Company to three note holders at a conversion price ranging from $.0185 per share.

  On December 16, 2015, the Company issued 1,243,243 shares of restricted common stock to the Company’s President and CEO as compensation for services for the periods ended June 30, 2015 and September 30, 2015, at $.0185 per share as $23,000 in compensation.

On December 16, 2015, the Company issued 540,541 shares of restricted common stock to a consultant of the Company for his services, at $.0185 per share as $10,000 in compensation.

On December 16, 2015 the Company issued 6,493,562 shares of restricted common at $.018 per share to five accredited investors for a total purchase price of $116,884.11.

On December 16, 2015 the Company issued 2,491,429 shares of restricted common at $.022 per share to one accredited investors for a total purchase price of $55,000.

The common stock is issued and granted in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder. The common stock was offered and issued directly by the Company and do not involve a public offering or general solicitation. Each of the recipients in the private placement is an  "Accredited Investor" as that term is defined in Rule 501 of Regulation D and is acquiring the Securities for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.  The total percentage of shares issued equals approximately 13% of the total issued and outstanding shares of the Company held prior to such issuances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UV FLU TECHNOLOGIES, INC

Date: December 18, 2015	By:	/s/ Michael S. Ross
Name: Michael S. Ross
Title: President/Chief Executive Officer